Exhibit 10.31

Executive, Management and Sales Incentive Plan

(US and Canada)

Innophos, Inc.

Effective 1/1/05

Innophos Executive, Management and Sales Incentive Plan

Purpose

The Executive, Management and Sales Incentive Plan (“the Plan”) is designed to promote the interests of Innophos (“the Corporation”) by providing senior executives, managers and sales persons with incentives and rewards commensurate with the achievement of the business and their personal achievement of business objectives.

Participation and Eligibility

Executives, managers, sales persons and other key contributors of Innophos Inc. and Innophos Canada Inc. will be eligible to participate in the plan upon timely nomination and proper approval.

If a person is hired or promoted during the year, the job will have the same target incentive as was previously associated with the position. Adding a participant or changing a participant’s target incentive during a calendar year requires the approval of the group VP, the CEO and the VP of Human Resources.

The following chart outlines the bonus target guidelines:

Salary Grade	Target Incentive % of Base Salary
Leadership Team	Determined by Board of Directors
Other Senior Managers	25% - 35%
Salary Grade E	20% - 25%
Salary Grade F [1,3]	15% - 20% (Sales 25%)
Salary Grade G [2,3]	10% - 15% (Sales 25%) [4]

[1]	Individuals in grade F are not automatically participants in the management incentive program.

Innophos Executive, Management and Sales Incentive Plan

It is recommended that first year level F participants (other than sales) enter the plan with a target incentive of 10%. An increase to bring the participant to the guideline target should be considered in the following year.

[2]	Individuals in grade G may be nominated for participation in the management incentive program.

[3]	Those individuals in grades F and G who are in the program should meet these criteria:

•	high performers or high potentials,

•	manage an area having substantial impact on the business (a market area, a stand-alone production unit, etc.),

•	functional experts

[4]	Sales positions below grade G have a target of 15%.

Note: New hires to the sales organization at any level may have target incentive set at a lower percentage in the first year.

Guidelines for Changes

General:

All changes, additions or deletions to the management and sales incentive program must be approved by the group VP, the CEO and the VP of Human Resources.

New Participants:

1.	No new participants will be added in the last five months of the bonus year. Nominations received in the last five months of the year will be considered for participation in the following year.

2.	Targets will be pro-rated based on the number of months of participation for new hires and new entrants.

Base Salary and Payment :

The annual base salary on December 31 is to be used for calculating management and sales incentives. Bonuses will be paid annually upon completion of the audited financial results. Management has the discretion to pay bonuses or portions thereof more frequently than annually. All bonuses are subject to withholding taxes in accordance with the requirements of the relevant taxing authorities.

Basis of the formula :

The formula for bonuses is made up of common and personal components. These have different weights depending on the type of management position (see below.) In general the bonus is calculated in this manner: Base salary (on 12/31) X Target % X (common results + personal results).

Full achievement is assumed to equal 1.0 in both the common and personal factors. Only target achievement levels will be set at the beginning of a bonus

Innophos Executive, Management and Sales Incentive Plan

term. Scores in relationship to target will be determined by management within the guidelines that follow. Actual scores may be as low as 0 or as high as 3.0.

•	Common results are measured by EBITDA performance against targets set by management and approved annually by the Compensation Committee of the Board of Directors. The C factor results must be verified by the Chief Financial Officer and based upon audited financial statements.

•	The weight of the C factor in the bonus formula will be 70% of the overall bonus target for members of the Innophos Leadership Team. It will be 50% of the overall bonus target for all other sales and management incentive participants. The EBITDA target will be approved by the Compensation Committee of the Board of Directors on an annual basis.

•	Personal factor (“P factor”) targets will be proposed by the participating employee and approved by his/her manager or by the Compensation Committee of the Board of Directors in the case of the CEO. The P targets should be aggressive but attainable.

•	Measurement of P factor results is the responsibility of each manager and participant and must be verified by the VP of that group. In the case of the Leadership Team, the P factor results must be approved by the Compensation Committee of the Board. P factor results may range from 0 to 2.0.

•	Management has the responsibility and discretion to adjust P factor results giving consideration to changes in the business environment and observation of the individual’s behavior in performing the job.

•	The weight of the P factor in the bonus formula will be 30% of the overall bonus target for members of the Innophos Leadership Team. It will be 50% of the overall bonus target for all other sales and management incentive participants.

Bonus targets:

In the event that a management or sales incentive target is changed during the year, the most recent target will be used for the bonus calculation.

Administrative Procedures

To request the addition of a participant or change a current participant’s target percentage during the plan year, the appropriate approval authority should:

•	document the request in writing;

Innophos Executive, Management and Sales Incentive Plan

•	include all relevant information (name, title, target incentive percentage, effective date, rationale); and

•	forward this request to the group VP and the VP Human Resources.

Example Calculation

Employee Mary Doe holds a management position with salary grade E. She earned $110,000 as annual base salary on 12/31. She is a management incentive participant at the 20% target level. The C factor for her bonus is weighted 50% and the P factor is also weighted 50%. The performance target for EBITDA is set at $93.5M. Within the P factor Mary has two goals. Goal A has a performance target of $200K cost savings. Goal B has a performance target of 10% reduction in lost days. Each goal has a value of 50% of the P factor (or 25% of the overall target.)

The EBITDA results are $105M for the year- greatly exceeding the projected target of $93.5M; therefore the C score is determined to be 2.2. Mary’s performance in her personal goals is $250K of cost savings and an 8% reduction in lost days. At management’s discretion, considering Mary’s overall performance, the final P score is set at 1.25. Reminder: Each factor is only 50% of the overall score, i.e. the final scores are would be these: C = 1.1 and P = 0.625.

Mary’s Bonus Calculation

$110,000 (Base Salary) X .20 (Target) X (1.1 (C)+ 0.625 (P)) = $37,950 gross amount of management incentive payment

Plan Administration and Related Matters

Awards will be paid as soon as administratively possible after the annual audit has been completed. (Management has the discretion to pay bonuses or portions thereof more frequently than annually. All bonuses are subject to withholding taxes in accordance with the requirements of the relevant taxing authorities.)

1.	TERMINATION OF EMPLOYMENT

•	If a participant ceases his or her employment with Innophos at any time prior to the distribution of the awards, the employee forfeits any award under the MICP plan, unless the employee terminates due to retirement, death or disability. To qualify for bonus payment after retirement, the participant must reach age 55 and give formal written notification of his or her voluntary departure no less than ninety (90) days prior to his or her last day worked.

•	If a participant transfers out of an eligible position or leaves the Company due to involuntary termination (except for cause), he or she may be

Innophos Executive, Management and Sales Incentive Plan

eligible for a pro-rated payment. However, participants who resign or are terminated for cause will not be eligible for an incentive payment.

•	Participants who are on extended disability leave or on an approved leave of absence during the year may receive prorated awards based upon the time actually worked during the plan year. Disability pay and benefits are not bonus eligible compensation.

2.	FUNDING

No funds need be set aside or reserved for payment of any Participant under the Plan, and any obligation by the Corporation to a Participant under the Plan shall be unfunded and shall be paid from the general assets and general funds of the Corporation. However, the Corporation, for accounting purposes, will budget and accrue, on the books of the Corporation, an amount sufficient to cover the estimated expense for the fiscal year.

3.	NOT AN EXCLUSIVE METHOD OF INCENTIVE

This Plan shall not be deemed an exclusive method of providing incentive compensation for employees of the Corporation, nor shall it preclude the Corporation from authorizing or approving other forms of incentive compensation.

4.	NO RIGHT TO CONTINUED PARTICIPATION

Participation in the Plan by an employee in any plan year shall not be held or construed to confer upon the employee the right to participate in the Plan in any subsequent fiscal year or plan semester.

5.	NO RIGHT TO CONTINUED EMPLOYMENT

Neither the establishment of the Plan, the participation by an employee in the Plan nor the payment of any award hereunder or any other action pursuant to the Plan shall be held or construed to confer upon any Participant the right to continue in the employ of the Corporation or affect any right which the Corporation may have to terminate at will the employment of any such Participant.

6.	RELATIONSHIP TO OTHER PLANS

Participation and payments under the Plan shall not affect or be affected by participation or payments under any other plan of the Corporation, except as otherwise specifically provided by the Corporation.

Innophos Executive, Management and Sales Incentive Plan

7.	NON-TRANSFERABILITY OF FUNDS

Except as otherwise provided by the Plan, no amount payable at any time under the Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind. Nor shall it in any manner be subject to the debts or liabilities of any person. Any attempt to so alienate or subject any such amount shall be void.

8.	AMENDMENT OF THE PLAN

The CEO with the group VP and the VP of Human Resources (“The Committee”) may amend or terminate this Plan at any time. No amendment or termination shall affect the right of a Participant to payment of any amounts which have been determined prior to such amendment or termination, but the Committee may amend or terminate the rights of any Participant under the Plan at any time prior to the calculation of the award to be paid for any plan semester.

9.	EFFECTIVE DATE

The Plan document shall be effective as of January 1, 2005, and shall continue in effect until terminated or modified.

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